Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Ping An Biomedical Co., Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value $ US$0.0000625	(1)	Other	4,050,000	$0.6260	$2,535,300.00	0.0001381	$350.12

Total Offering Amounts:						$2,535,300.00		350.12
Total Fee Offsets:								0.00
Net Fee Due:								$350.12

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Ordinary Shares (“Ordinary Shares”) of Ping An Biomedical Co., Ltd. (the “Registrant”) that become issuable under the Registrant’s 2025 Stock Incentive Plan (“Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.626 per share, which is the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Capital Market on November 6, 2025 (rounded up to the nearest cent).

No Fees were previously paid.